Exhibit 99.1

SeraCare Announces Contract with

The National Cancer Institute

Oceanside, Ca – October 6, 2005 –SeraCare Life Sciences, Inc. (NASDAQ - SRLS), an innovative developer and provider of human and animal based diagnostic, therapeutic and research products and services for the life science industry, today announced a new, expanded contract with the National Cancer Institute (NCI).

SeraCare will be providing laboratory support to the NCI for the processing and storage of biomedical specimens of persons at high risk for cancer. SeraCare will act as a repository for these approximately 2.9 million biological specimens and will perform the associated testing, services and clinical sample processing.

Michael F. Crowley, Jr., President and CEO of SeraCare Life Sciences, said, “We are pleased that the NCI has the confidence in SeraCare to award us this contract. We look forward to working with them on this important endeavor.”

This project has been funded in whole or in part with Federal funds from the National Cancer Institute, National Institutes of Health, Department of Health and Human Services, under Contract No. HHSN261200655000C. The total estimated dollar amount of this project is stated in the contract to be $14,102,584, all of which is expected to be financed with Federal money. The contract is for a term of five years.

About SeraCare Life Sciences

SeraCare Life Sciences, Inc. is a manufacturer and supplier of biological materials and services essential for the use and manufacture of diagnostic tests and the discovery, development and commercial production of pharmaceuticals. The Company’s offerings include plasma-based therapeutic products, diagnostic products and reagents, cell culture products, specialty plasmas, in vitro stabilizers, and the Global Repository®, comprised of clinical samples (DNA, RNA, tissue, and serum) for use in the drug discovery and development processes. SeraCare is headquartered in Oceanside, CA, and maintains facilities in Cambridge and West Bridgewater, MA; Frederick and Gaithersburg, MD; and Hatboro, PA. For more information please visit www.seracare.com or divisional web sites at www.bbii.com and www.getdna.com.

Safe Harbor For Forward Looking Statements

Certain statements contained in this press release may be deemed to be forward looking statements under federal securities laws, and the Company intends that such forward looking statements be subject to the safe harbor created thereby. The Company cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward looking statements. Information on factors that could affect the Company and its financial results is included in the Company’s report on Form 10-K for the year ended September 30, 2004 filed with the Securities and Exchange Commission (SEC) as well as the Company’s other public filings with the SEC. The Company undertakes no obligation to publicly update or revise any forward looking statements, whether as a result of new information, future events or otherwise.

Contact:

The Trout Group

Tim Ryan, 212-477-9007x24

tryan@troutgroup.com

Source: SeraCare Life Sciences, Inc.